Exhibit 10.2

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) made and entered into this 12th day of March, 2014, by and among CCBCC Operations, LLC (“Manager”), a Delaware limited liability company and a wholly-owned entity of Coca-Cola Bottling Co. Consolidated and South Atlantic Canners, Inc., a South Carolina corporation (“SAC”).

W I T N E S S E T H:

Pursuant to a management agreement dated August 1, 1994 (the “Original Agreement”) and a management agreement dated June 30, 2004 (the “Extended Agreement”), SAC retained the parent of Manager and the Manager, respectively, for the purpose of managing its day-to- day operations, as is more fully described in the Original Agreement and the Extended Agreement. SAC’s Bylaws allow the SAC Board to assign some or all of the management responsibilities for SAC to a person or organization other than the officers of SAC. The parent of Manager and Manager has demonstrated managerial expertise, knowledge of the industry, access to certain raw materials, and other capabilities, which have been beneficial to SAC and its membership. Manager is an operating entity that is engaged in, in addition to the activities subject to this Agreement, the production and distribution of beverage products pursuant to a sub-license agreement with its parent. In connection with the conduct of its business, Manager owns significant production and distribution assets, including, but not limited to, production equipment, warehouse equipment, delivery fleet, vending machines and real estate.

The Original Agreement expired by its terms on its tenth anniversary and the Extended Agreement expires by its terms on its tenth anniversary. This Agreement serves as an extension of the Original Agreement and Extended Agreement pursuant to which Manager will supervise day-to-day operations, without material interference from the SAC Board of Directors (“SAC Board”), although the SAC Board will generally perform the typical board functions of supervising the performance of management and establishing policy for SAC. The parties recognize, however, that the SAC Board has a legal obligation to SAC and its membership to oversee and direct the operations of SAC, and nothing contained in this Agreement shall remove from the SAC Board its obligations or ability to direct the business and affairs of SAC. It is anticipated that a smooth working relationship will be established through the adoption each year of an annual business plan (“Annual Business Plan”), under which Manager can perform its responsibilities as described herein.

The parties believe that the efficiencies to be derived from Manager’s supervisory capabilities and the additional purchasing volume Manager (and its subsidiaries and affiliates) bring to SAC in their various capacities (including as a member) will prove to be beneficial to SAC’s membership in general.

NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions.

1.01 Defined Terms. The following terms shall have the meanings set forth in the Section of this Agreement indicated below:

Defined Term	Section

Agreement	Preamble
Annual Business Plan	Preamble
Claimant	Section 10.03(a)
Claim	Section 10.02.
CPI	Section 6.01
SAC Bank Account	Section 6.03(d)
Disclosing Party	Section 9.04
Effective Date	Section 8.01
Environmental Manager	Section 3.01(c)(4)
Environmental Laws	Section 3.01(c) (4) (i)
Expansion	Section 3.01(c)(3)
Extended Agreement	Preamble
Facility	Section 2.01
FICA	Section 3.02
FUTA	Section 3.02
Indemnitee	Section 10.02
Losses	Section 10.02
Manager	Preamble
Manager’s Corporate Offices	Section 3.01
Manager Employee (s)	Section 3.01(c)(2)
Management Fee	Section 6-01
Notified Party	Section 10.03(a)
On Site Employees	Section 6.02(c)(1)
Original Agreement	Preamble
Physical Case	Section 6.01
Proposed Budget	Section 3.01(a)(2)
Receiving Party	Section 9.04
Reimbursable Expenses	Section 6.02
Rules	Section 10.02
SAC	Preamble
SAC Board	Preamble
SAC Business	Section 2.01
SAC Employee(s)	Section 3.01(c)(2)
SAC Executive Committee	Section 3.01(a)(5)
Summary of Major Operational and Business Items	Section 3.01(a)(2)
Term	Section 8.02

Section 2. Appointment of Manager.

2.01 Appointment of and Acceptance by Manager. SAC hereby appoints and retains Manager for the purpose of managing SAC’s canning, bottling, and other soft drink packaging operations (the “SAC Business”), effective as of the Effective Date, and authorizes Manager to supervise, direct and control the day-to-day operation of the SAC Business at 601 Cousar Street, Bishopville, South Carolina (the “Facility”) in accordance with this Agreement. In the appointment of Manager to handle day-to-day operations hereunder, both SAC and Manager understand and agree that the business and affairs of SAC shall be under the direction and control of the SAC Board, and Manager agrees to carry out the policies and directives of the SAC Board. Manager hereby accepts this appointment and agrees to perform its duties in accordance with this Agreement.

2.02 Standards of Performance. In providing services under this Agreement, Manager shall give the care and attention to its responsibilities that a reasonable business manager in its position would be expected to give. Manager agrees to provide and employ a sufficient number of personnel with adequate training and experience to perform such duties competently and in a businesslike manner in such a way as to cause the operations of SAC to be carried on efficiently and in the best interests of SAC. In its capacity as Manager under this Agreement, Manager shall perform its duties in good faith, and shall loyally seek to promote the best interests of SAC. Manager shall perform in a timely and cooperative manner.

2.03 Non-exclusive Service. It is understood and agreed that nothing in this Agreement shall confer upon SAC an exclusive right to Manager’s service. Manager may contract with others for the provision of expertise and services similar to those to be provided to SAC as contemplated herein.

2.04 Services to be Performed by SAC’s Officers and Others. SAC will continue to have as corporate officers a President, a Secretary and such other officers as may be determined by the SAC Board, who shall perform such functions as the SAC Board may assign to them. Nothing in this Agreement shall prevent SAC from obtaining services from others which are not assigned to Manager under Sections 3 and 4 of this Agreement.

Section 3. Services and Responsibilities of Manager.

3.01 Primary Services and Responsibilities. Within the scope of the authority granted to it under this Agreement and subject to any limitations provided herein, Manager will undertake to manage SAC in a manner such that it may meet its operating requirements. It is agreed by SAC that Manager may perform the services and functions required of it hereunder (in whole or in part) at Manager’s corporate offices located at 4115 Coca-Cola Plaza, Charlotte, North Carolina (“Manager’s Corporate Offices”). Manager is hereby authorized to and shall provide the following services or cause the following services to be performed:

(a) Annual Business Plan. Manager will develop an Annual Business Plan, based on its business judgment, to be adopted by the SAC Board prior to the beginning of each fiscal year, with such changes as the SAC Board deems necessary.

(1) Adoption. Manager will present the proposed plan to the SAC Board no later than thirty (30) days prior to the beginning of SAC’s fiscal year that is the subject of such projections.

(2) General Contents. Manager’s proposed Annual Business Plan will contain a proposed annual budget (“Proposed Budget”), a summary of major operational and financial items (“Summary of Major Operational and Business Items”) projected for the year in sufficient detail for the SAC Board to determine the nature and extent of proposed operations, an estimate of the Management Fee and Reimbursable Expenses SAC will be asked to pay to Manager for the year, and such other items as the SAC Board may request.

(3) Projections, Developments, and Anticipated Events. The Proposed Budget will contain (i) annual projections of volumes, (ii) recommended pricing based on an estimated cost-plus margin authorized by the SAC Board, (iii) estimated operating revenues based upon pricing, (iv) required capital expenditures, (v) operating expenses and (vi) cash flow. The presentation of items will show a breakdown of each item for each of SAC’s operating allocation units (cans, bottles, etc.). The Summary of Major Operational and Business Items will include (a) a description of proposed activities in areas for which Manager has operational responsibility under Section 3.01(c), (b) a description of significant developments relating to the business and financial, items for which Manager has responsibility under Section 3.01(b), and (c) a description of other major operational and business, items, if any, which Manager reasonably anticipates for the upcoming year.

(4) Effect of Not Adopting Business Plan Prior to the Commencement of the Fiscal Year. If the SAC Board has not adopted an Annual Business Plan prior to the commencement of any fiscal year, Manager shall continue to provide management functions for SAC based upon the most recently adopted Annual Business Plan, until such time as a new Annual Business Plan is adopted and takes effect for such fiscal year; provided, however, that (i) any CPI increases that will be due as part of the Management Fee under Section 6.01 for the new fiscal year and (ii) any previously approved increase in a normal, recurring operating expense (such as, personnel compensation) since the adoption of the most recent Annual Business Plan will take effect with the beginning of such year.

(5) Performance of Services Under the Annual Business Plan and Deviations Therefrom. In performing its services under this Agreement, Manager shall follow the Annual Business Plan adopted for the fiscal year, unless otherwise directed by the SAC Board. If Manager encounters a business situation which will require it to deviate from the Annual Business Plan or it discovers that it or SAC has inadvertently deviated from the plan, it shall immediately consult with the Executive Committee of the SAC Board (“SAC Executive Committee”) about the situation and obtain approval for such deviation. If approval is given by the SAC Executive Committee, Manager shall be allowed to continue with such deviation until the next meeting of the SAC Board at which time the SAC Board can consider the matter. If the SAC Executive Committee does not approve of the deviation, the matter will immediately be brought to the attention of the SAC Board. Manager shall also consult with the SAC Executive Committee upon the occurrence of an unanticipated event or circumstance that has a material effect on the SAC Business, and seek approval of any actions that it recommends be taken in response to such new development. Notwithstanding the foregoing, Manager is authorized to incur expenses beyond those provided in the Annual Business Plan in order to meet the production requests of SAC members; provided, however, that such expenses shall be in line with the budgeted per-case rate.

(b) Business/Finance. Manager will be responsible for accounting, tax, treasury and internal policy auditing services in connection with the financial management of the SAC Business.

(1) Contracts. Manager shall have the right to enter into contracts in the ordinary course of business in accordance with the Annual Business Plan and thereby bind SAC; provided, however, that the SAC Board may set size limitations above which approval of the SAC Board is required. Any approved contracts whose terms extend beyond the current year will be included automatically in future Annual Business Plans.

(2) Treasury Management. Manager will provide necessary treasury management services for SAC including the arrangement and administration of financings (subject to SAC Board approval) and bank transactions and cash management services including receipt of and responsibility for all income realized by SAC and disbursement of funds for satisfaction of the debts, obligations and expenses of SAC and for distributions of patronage dividends as determined by the SAC Board.

(3) Accounting. Manager will maintain accounting systems and records for SAC which shall be sufficiently separate from Manager’s other accounts for the SAC Board to have full access to its accounts without raising questions about the confidentiality of Manager’s files. Manager shall provide the following functions or prepare the following reports:

(i) Accounts receivable, credit and collections including credit approval, billing, collection and cash application, as necessary.

(ii) Accounts payable functions including check writing and accounting for paid expense and capital items.

(iii) General accounting functions including maintenance of general ledger and monthly financial reporting to the SAC Board.

(iv) Fixed asset record maintenance and accounting.

(v) Annual budgets.

(vi) Monthly reports to the SAC Board (i) comparing actual operating and capital expenditures to those budgeted and set forth in the Annual Business Plan, (ii) detailing significant management actions taken by Manager, and (iii) such other matters as the SAC Board may request.

(4) Taxes. Manager shall handle the federal, state and local tax reporting and filing as well as the implementation of tax planning strategies relating to federal, state and local taxes and user fees. Manager will also handle any required tax audits and maintain all Department of Transportation files and furnish copies of federal income tax returns to the SAC Executive Committee prior to the filing of such returns.

(5) Internal Policy Audit. Manager will provide internal auditing services for monitoring compliance with SAC policies and procedures as Manager deems necessary.

(c) Operations. The major operational responsibilities of Manager shall be in the areas of Manufacturing and Purchasing; Human Resources; Fleet, Transportation and Facility Administration; Environmental Services; Data Processing and Risk Management as follows:

(1) Manufacturing and Purchasing. Manager will oversee the manufacturing of products which meet franchise company specifications and will deliver all products within reasonable age standards as established by the SAC Board. The initial product age and quality standards to be met by Manager are described in Exhibit A hereto. Manager will select and negotiate with vendors and purchase or, if in the best interest of SAC, lease on SAC’s behalf all capital equipment from such vendors. If Manager selects itself as a vendor or lessor to SAC under this paragraph (or handles procurement through an entity in which Manager or its parent or subsidiaries or affiliates, own an equity interest), this arrangement must be disclosed to and approved by the SAC Board. Manager will, on behalf of SAC, procure all raw materials, supplies, utilities and services which are required for or incidental to, the operations of the SAC Business and may do so through such procurement channels and entities as it deems advisable. Manager will use its best efforts to make such procurement on a basis similar to that which is available to Manager; provided, however, that both Manager and SAC hereby acknowledge that differences may arise with respect to procurement channels, prices of concentrates and syrup or as a result of different specifications, sources of supply and freight costs.

(2) Human Resources.

(i) Manager shall have responsibility for supervising employees of SAC (“SAC Employees”) and any employees of Manager (or of Manager’s subsidiaries or affiliates performing services hereunder) providing services for SAC (“Manager Employees”) under this Agreement. All such management and supervision by Manager for personnel at the Facility shall be within the parameters established in the Annual Business Plan. Manager shall provide overall pay and benefit administration for SAC Employees (if any) and Manager Employees in accordance with the Annual Business Plan. Any necessary labor contract negotiations will be performed by Manager, and Manager will handle the administration of any labor contract (including grievance procedures and arbitration) and any labor relations disputes or other labor matters, and the SAC Board will be advised thereof. Manager will have the authority and responsibility to enter into, amend or terminate any personnel agreements and consulting and agency agreements relating to SAC; provided, however, that the SAC Board shall determine who shall perform professional accounting and legal services for SAC and set the terms for their employment. To the extent permitted by the Annual Business Plan or otherwise approved by the SAC Board, Manager may supplement SAC with additional Manager Employees. For such purpose, Manager may utilize its employees or employees of a wholly owned subsidiary or affiliate of Manager which have adequate training and experience to perform their duties competently and in a businesslike manner. Manager shall have the authority to select, retain and dismiss all personnel performing services for SAC, whether they be SAC Employees or Manager Employees. Manager shall also have the right to substitute personnel for a Manager Employee whenever Manager deems such substitution appropriate. Each Manager Employee and SAC Employee shall be subject to all of Manager’s applicable personnel policies and practices (unless otherwise restricted by union contracts), and SAC shall not have the right to subject any Manager Employees or SAC Employees to any additional employment policies or practices or other work related rules or regulations (except rules and regulations reasonably related to the health and safety of such personnel or required under applicable law) absent Manager’s express consent to such action which shall not be unreasonably withheld. Manager shall provide substantially the same job-related education and training to Manager Employees and SAC Employees as Manager provides to its other personnel who perform the same or related tasks, and SAC shall reimburse Manager for the cost of the job related education and training provided by third parties to SAC Employees and On Site Employees of Manager (as hereinafter defined). Manager shall compensate Manager Employees in accordance with Manager’s standard compensation policies and practices for personnel who perform the same or related tasks, subject to regional pay differences. Manager Employees shall be provided with personnel benefits no more favorable as a whole than those provided to Manager’s other personnel performing the same or related tasks in addition to workers’ compensation, unemployment compensation and all other benefits required to be provided for its personnel under applicable law. Manager will adopt and enforce Manager’s Code of Business Conduct at the Facility.

(ii) In the event this Agreement is terminated or expires (without extension), all Manager Employees employed at the Facility at such time shall have the opportunity to be considered for employment by SAC as SAC Employees. SAC shall be entitled to approach all such persons and discuss future employment with SAC, and Manager shall not attempt to retain or continue such persons in its employment until they have first rejected an offer of employment with SAC or otherwise been informed by SAC that they will not be offered employment.

(3) Fleet, Transportation and Facility Administration. Manager will provide overall administration of fleet activities including assessment of required fleet expansion or replacement, acquisition of required equipment and direction of preventative maintenance programs in accordance with the Annual Business Plan. Manager will be responsible for the administration of all transportation activities including the receipt of raw materials by or on behalf of SAC and the delivery of full goods to SAC members. Manager will also provide for the administration of all facility activities including preventive and corrective maintenance and expansion.

(4) Environmental Services. Manager shall provide environmental management services sufficient to determine whether SAC operations at the Facility are in compliance with the requirements of applicable environmental laws, regulations, statutes, ordinances and permit conditions (“Environmental Laws”). Any known or suspected exceptions to environmental compliance requirements shall be reported immediately to the SAC Executive Committee, along with a recommendation for a compliance plan.

(5) Data Processing. Manager shall utilize its computer systems to provide computer services required to carry out its responsibilities under this Agreement.

(6) Risk Management. Manager shall contract for the purchase of insurance policies on behalf of SAC at coverage levels and from carriers as determined, from time to time, by the SAC Board, based on recommendations from Manager. Such policies shall name Manager as a named insured or as an additional insured, based upon the particulars of the insurance policy and shall require that Manager be notified at least thirty (30) days prior to any modification or cancellation of any policy. The initial policies and coverage are listed on Exhibit G hereto. SAC agrees that it will cause its officers to execute all documents and certificates necessary to implement those policies and coverages and will take any and all actions required to keep the same in full force and effect throughout the Term (amended, from time to time).

3.02 Manager’s Personnel. All Manager Employees providing services hereunder shall be exclusively employed by Manager or its subsidiaries or affiliates, and Manager shall have the sole right to determine their conditions of service, working hours, personnel and vacation policies, seniority, promotions and assignments. Manager shall have the exclusive right to retain and remove any such personnel and shall comply with all the laws applicable to such personnel. Subject to the provisions of Section 6 below, Manager shall be solely responsible for the compensation of the personnel and for arranging all withholding taxes, Federal Insurance Contributions Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”) taxes, unemployment, insurance, workmen’s compensation and any other insurance and fringe benefits with respect to such personnel.

3.03 Accounts, Books and Records.

(1) Manager shall maintain separate accounts, books, and records for SAC with respect to services under Sections 3 and 4 of this Agreement, and these accounts, books and records shall be the property of SAC. Manager shall be responsible for maintaining SAC’s accounts, books and records in good order and shall maintain them in a way that is sufficiently separate from Manager’s own records so that SAC may have access to such documents during regular business hours upon request without raising an issue of confidentiality with respect to Manager’s proprietary information. In the event this Agreement is terminated for any reason or expires, Manager, shall return all of SAC’s accounts, books and records in its possession to SAC as provided in Section 8.05.

(2) Manager shall make such of Manager’s books and records that relate to the SAC Business, including the pricing of raw materials to the extent such information relates to the SAC Business, available to independent auditors selected by the SAC Board, or such other person or persons who are mutually acceptable to the parties, as is necessary to audit the Management Fee and Expenses charged to SAC and Manager’s compliance with its obligations under this Agreement. Such auditors or person(s) shall be bound by a confidentiality agreement not to disclose such information to persons outside SAC or its professional advisors. SAC shall bear the costs of any independent accounting firm engaged by it for the purpose of performing the review described in this paragraph.

3.04 Attendance at Meetings of SAC Board and SAC Executive Committee.

(1) Manager will attend all regularly scheduled meetings of the SAC Board and all special meetings of the SAC Board at which its attendance is requested as long as Manager has been given reasonable notice of the time and place of the special meeting. At regularly scheduled meetings of the SAC Board, Manager will present a detailed report on operations, including any deviations from the Annual Business Plan, and Manager shall advise the SAC Board of deviations from the Annual Business Plan which it reasonably anticipates in the future. Manager shall also provide a report on any other actions taken in response to unanticipated events or circumstances. At special meetings of the SAC Board, Manager shall provide such information with respect to the management of SAC as may be reasonably requested by the SAC Board.

(2) It is anticipated that the SAC Executive Committee will meet from time to time, as required. If requested by the SAC Executive Committee, Manager shall attend meetings of the SAC Executive Committee and provide a verbal report on operations and such other information as may be requested by the SAC Executive Committee.

Section 4. Additional Services Provided by Manager.

Manager shall also perform other management functions relating to the SAC Business as may be requested from time to time by the SAC Board and agreed to by Manager, provided that the parties can agree upon a price for such services. If additional services are requested under this Section, Manager agrees to offer SAC a price or fees (excluding applicable taxes and transportation costs, which shall be charged to SAC at cost) for such services which is no less favorable than those charged by Manager to other entities of a similar size and location; provided, however, that under no circumstances shall Manager charge SAC an amount which is less than Manager’s actual cost. If SAC and Manager cannot agree on a price for additional services under this Section, SAC shall be free to obtain such services from others.

Section 5. Board Functions. In addition to SAC Board’s general responsibilities of directing the business and affairs of the organization and approving the Annual Business Plan, the responsibilities of the SAC Board will include, but not be limited to, supervising the performance of SAC in accordance with the Annual Business Plan, establishing capital requirements for its members, reviewing and approving long-term business plans, approving major financial undertakings, and supervising the performance of Manager under this

Agreement. It will be the SAC Board’s responsibility to assure that all costs are fairly allocated (as determined by the Board) to the various products produced at SAC. Product pricing and rebates will be at the discretion of the SAC Board.

Section 6. SAC Payments.

6.01 Management Fee. In consideration for the services to be provided by Manager pursuant to this Agreement, SAC shall pay to Manager a management services fee equal to $.2327 per physical case of bottles and cans, and $.2327 per unit of post mix bag-in-a-box as described in Exhibit B hereto (each such case or unit quantity of bottles, cans, or post-mix as described in Exhibit B being herein referred to for purposes hereof as “Physical Case/Unit”) manufactured by SAC from and after the Effective Date (the “Management Fee”). No Management Fee shall be paid on shipments of bulk syrup. Subject to the provisions of Section 8.02, the Management Fee shall be increased effective as of the beginning of each fiscal year hereunder in accordance with the increase in the urban Wage Earners and Clerical Workers- South-ALL Items consumer price index published by the U.S. Department of Labor (“CPI”) for the most recent twelve (12) month period for which statistics are available on January 1 of each year; provided, however that the Management Fee shall not exceed 30c per Physical Case/Unit during the Term of this Agreement.

6.02 Reimbursable Expenses. With respect to payments made by Manager from Manager’s separate funds, SAC shall reimburse Manager for personnel costs incurred at the Facility and other charges for specific materials or service at the Facility as well as third party fees as long as such costs and charges are within the ranges established in the Annual Business Plan, or otherwise approved, by the SAC Board (“Reimbursable Expenses”)

(a) No Reimbursable Expense other than those described in the Annual Business Plan shall be payable by SAC unless such expense is (1) less than $25,000, or (2) otherwise approved by the SAC Board or Executive Committee; provided, however, that the parties hereto recognize that ordinary operating expenses of the SAC Business paid by Manager on SAC’s behalf that exceed amounts budgeted in the Annual Business Plan as a result of an increase in the sales volume shall be reimbursable to the extent such amounts are reasonably incurred.

(b) Manager shall be responsible for administrative costs it incurs to provide managerial services under this Agreement to the extent such services are not performed at the Facility. All functions that are currently being performed by Manager’s personnel based at Manager’s Corporate Offices will not be considered to be performed at the Facility and will be covered by the Management Fee. These functions are listed in Exhibit D. Manager may not shift functions or personnel to the Facility without approval of the SAC Board. Reimbursable Expenses will be included in the Annual Business Plan and are subject to audit at least annually at the request of SAC as provided in Section 3.03 hereof.

(c) The following expenses are examples of direct expenses of SAC to be paid by SAC as provided in the Annual Business Plan or otherwise approved by the Board of Directors. In the event Manager pays direct expenses of this type on SAC’s behalf, such expenses shall be Reimbursable Expenses to Manager, if the expenses are within the Annual Business Plan or are approved by the SAC Board or SAC Executive Committee:

(1) Entity and On Site Expenses. SAC will incur direct expenses related to its form of entity or the SAC Business in the form of fees or taxes to third parties such as federal, state and local governments. In addition, SAC (or Manager on behalf of SAC) will incur certain expenses directly related to the routine operation of the Facility including the cost of On Site Employees of SAC or Manager. “On Site Employees” shall include all direct and indirect labor as well as management and administrative personnel based at the Facility whether such personnel are Manager Employees or SAC Employees. Examples of such expenses are set forth on Exhibit C.

(2) Miscellaneous Expense. Other reasonable and necessary expenses directly related to SAC’s business operations or administration thereof which are set forth on Exhibit E.

6.03 Payments and Reimbursement.

(a) Management Fee Payments. Subject to the provisions of Section 8.01 hereof, the Management Fee, as determined from the Annual Business Plan shall be paid to Manager in a timely manner.

(b) Reimbursement of Expenses. SAC shall reimburse the Manager for all Reimbursable Expenses promptly. The Manager will provide SAC monthly with a detailed invoice for all expenses reimbursable under this Section 6.03(b). All such invoices shall be due and payable upon receipt thereof.

(c) SAC Bank Account/Check Signing Authority.

(1) The Manager will administer a separate bank account on behalf of SAC (“SAC Bank Account”) into which sales revenue and all other monies of SAC shall be deposited and from which expenses and fees of and distributions from SAC shall be paid. The Manager shall be responsible for maintaining and administering the SAC Bank Account in accordance with this Agreement. With the consent of the SAC Board, Manager may change the financial institution in which the SAC Back Account is held or the branch location of the account.

(2) Within limitations established by the SAC Board, the Manager shall be authorized to sign all checks and drafts and execute all wire transfers for disbursements in satisfaction of all debts, obligations and expenses of SAC and the countersignature of another person shall not be required.

6.04 Management Fee Distinguished from Distributions. All fees and other payments paid by SAC to Manager under this Section 6 shall be treated as expenses of SAC and not part of a patronage distribution paid to Manager by SAC.

Section 7. Obligations of SAC.

7.01 Duties of SAC. To facilitate the performance of manager’s services, SAC agrees to provide the following:

(a) to the extent approved by the SAC Board in the Annual Business Plan, provide or cause to be provided at no charge to Manager sufficient secure building space, furniture, facilities and office equipment to enable Manager’s on site personnel to carry out their obligations under this Agreement;

(b) assist Manager in obtaining, or cause to be obtained, any permits, applications, authorizations or forms required by or from the federal, state or local governments for the specific services areas;

(c) afford Manager’s personnel unlimited and unrestricted access to all areas of the Facility;

(d) cooperate with Manager and direct all SAC personnel (if any) to extend maximum cooperation to Manager in accordance with this Agreement;

(e) use its best efforts to support Manager’s requests to SAC members for their estimates of annual volume requirements by brand and package for planning purposes each year and for use in preparing annual budgets;

(f) use its best efforts to support Manager’s request to SAC members to provide product orders to Manager in a manner and within time parameters reasonably requested by Manager; and

(g) if approved by the SAC Board, maintain a revolving line of credit or other financing sufficient in the reasonable judgment of SAC to satisfy SAC’s working capital needs.

In addition, SAC agrees that it will cause the SAC Board or its designee to consider approval of any capital expenditure requiring approval, not otherwise set forth in the Annual Business Plan, no later than fifteen (15) Business Days after receipt of written request for approval from Manager.

Section 8. Term

8.01 Effective Date. This Agreement shall become effective on June 30, 2014 (the “Effective Date”), the Extended Agreement having expired by its terms.

8.02 Duration. Unless terminated pursuant to Section 8.03 below, this Agreement shall continue in full force and effect for a term of ten (10) years following the Effective Date (the “Term”). The parties anticipate that they will negotiate an extension of this Agreement during the tenth (10th) year of the Term but acknowledge that neither party shall be bound by the provisions of this Agreement beyond the Term.

8.03 Early Termination. This Agreement shall terminate early as follows:

(a) Breach by Manager.

(1) If at any time Manager shall default in the performance of any of its obligations under this Agreement or otherwise fails to comply in all material respects with policies and directives of the SAC Board, and such default or breach shall continue for a period of ninety (90) days after SAC has given notice to Manager specifying such default or breach and requiring it to be remedied, then SAC shall have the right to terminate this Agreement, provided that SAC has determined in its reasonable business judgment that an alternative manager could have met the performance requirements during the period of manager’s noncompliance, and further provided that the SAC Board requires similar performance requirements of the management its selects to replace Manager.

(2) During the Term, Manager (or its parent or its subsidiaries or affiliates) will maintain membership in SAC and a purchase agreement relationship with SAC for volume levels outlined on Exhibit F. If such membership is discontinued or such membership requirements in SAC are not met, SAC may terminate this Agreement. If such purchase requirements for any year are not met (or if it would be clear to a reasonable business person that the same cannot or will not be met for a particular year), SAC may terminate this Agreement.

(3) If the Agreement is terminated under Section 8.03(a), Manager agrees to continue to provide services pursuant to the terms described herein for a reasonable transition period following termination by SAC, if SAC so requests.

(b) Breach by SAC. If at any time SAC shall default in the performance of any of its material obligations under this Agreement and such default or breach shall continue for a period of ninety (90) days after Manager has given notice to SAC specifying such default or breach and requiring it to be remedied, then Manager shall have the right to terminate this Agreement. If the Agreement is terminated under this paragraph, Manager agrees to continue to provide services pursuant to the terms described herein for a reasonable transition period following termination by Manager, if SAC so requests.

(c) Bankruptcy Decree. If a decree or order of a court having jurisdiction has been entered adjudicating a party bankrupt, insolvent, or approving a petition seeking reorganization of such party under any bankruptcy act or any similar applicable law, and such decree or order has continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such party or all or substantially all of its property, or for the winding up or liquidation of its affiliates, has been entered, and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days, then the other party shall have the right to terminate this Agreement by giving the first mentioned party notice to that effect within thirty (30) days after the expiration of such sixty-day period.

(d) Institution of Bankruptcy Proceedings. If a party institutes proceedings to be adjudicated voluntarily bankrupt or consents to the filing of bankruptcy proceedings against it,

or files a petition for answer or consent seeking reorganization under any bankruptcy act or similar law or consents to the filing of any petition or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it, or all or substantially all of its property, or makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, then the other party shall have the right to terminate this Agreement by giving the first mentioned party notice to that effect within thirty (30) days after the occurrence of such event.

8.04 Effect of Termination. Upon the termination of this Agreement, this Agreement shall be of no further force and effect, except that the provisions Section 8, 9, 10, and 11 shall continue in full force and effect indefinitely. Upon the termination of this Agreement, SAC shall immediately pay Manager the balance of the Management Fee accrued hereunder to the date of termination and all reimbursable expenses payable to Manager hereunder. Upon termination or expiration of this Agreement, Manager, shall immediately return to SAC all of SAC’s accounts, books and records in Manager’s possession as well as any other property belonging to SAC, and Manager shall remove all Manager Employees from the Facility and leave the Facility in good order, unless Manager has been requested by SAC to continue to provide services during a reasonable transition period under Sections 8.03(a) or 8.03(b) of this Agreement, in which case Manager shall return SAC’s property and leave the premises in good order at the, end of the transition period.

Section 9. Confidentiality.

9.01 Confidential Information. The parties acknowledge that each of them may be required to disclose Confidential Information to government agencies or authorities by law, upon the advice of counsel, and each shall endeavor to limit disclosure to that purpose. Each Party will give the other prior written notice of any disclosure pursuant to this paragraph, which notice shall specify the substance of any such disclosure.

9.02 Identification. Each party hereto will take appropriate steps to enable the other party hereto to identify the information that should be protected as Confidential Information. Accordingly, each party shall legend or otherwise designate as proprietary any material furnished to the other party which it believes to be Confidential Information. In addition, any Confidential Information that is imparted orally shall be identified as proprietary. Information that is not so identified shall not be considered Confidential Information. Also, information that is generally known or that has been disclosed to a third party by the party claiming confidentiality shall not be considered Confidential Information for purposes of this Agreement.

9.03 Acknowledgment of Confidential Information. Each party recognizes and acknowledges (a) that Confidential Information of the other party may be commercially valuable proprietary products of such party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such party a commercial advantage over its competitors; (b) that the loss of this competitive advantage due to unauthorized disclosure or use of Confidential Information of such party may, cause great injury and harm to such party; (c) that the restrictions imposed upon the parties under this Agreement are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of such injury and harm.

9.04 Nondisclosure. Each party who receives Confidential Information hereunder (the “Receiving Party”) agrees that it will not, without the prior written consent of the party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form) for as long as the pertinent information or data remain Confidential Information. The Receiving Party hereby agrees to indemnify and hold harmless the Disclosing Party from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) arising from any such unauthorized disclosure by the Receiving Party or its personnel. The Receiving Party agrees that it will use any Confidential Information disclosed by the Disclosing Party hereunder (whether or not such Confidential Information is in written or tangible form) only for purposes of the business of SAC, for as long as the pertinent information or data remain Confidential Information. The Receiving Party hereby agrees to indemnify, defend and hold harmless the Disclosing Party from and against any Loss arising from any such unauthorized disclosure by the Receiving Party or its personnel.

9.05 Security. To protect the Confidential Information of the parties, each party shall adopt basic security measures of the kind commonly observed in industries in the United States of America that rely extensively on proprietary information. Security measures, to the extent appropriate, shall include physical security measures, restrictions on access by unauthorized personnel, use of confidentiality agreements with personnel, legending, systematic segregation, and appropriate record retention systems.

Section 10. Manager’s Liability and Indemnification.

10.01 Limitation on Liability. Manager shall not be responsible for any errors in judgment made in good faith in the performance of its duties hereunder; provided, however, that nothing contained herein shall release Manager of any responsibility it may have for claims based on the gross negligence or willful misconduct of Manager.

10.02 Indemnification. To the extent agents of SAC are entitled to indemnification in SAC’s Bylaws, SAC shall indemnify and hold Manager and its parent, subsidiaries, affiliates, directors, officers, employees and agents (each an “Indemnitee”) harmless from any and all liabilities, losses, damages, suits, judgments, fines, demands and expenses (“Losses”) arising in connection with the SAC Business (a “Claim”); provided, however, that any such Losses arising out of Manager’s material breach of this Agreement, gross negligence, fraud or willful misconduct shall be the responsibility of Manager and Manager shall be liable to and indemnify SAC from and against any Losses incurred by SAC as a result thereof.

10.03 Indemnity Procedure for Third Party Claims. The obligations and liabilities of SAC to indemnify an Indemnitee or Manager to indemnify SAC, as applicable, for third party claims (including those by Manager Employees) under this section 10 shall be subject to the following terms and conditions:

(a) The person or entity (i.e., SAC, Manager or Indemnitee) making a claim (“Claimant”) will give the party from whom indemnity is sought (“Notified Party”) prompt notice of such Claim. The failure to promptly notify a party of any such Claim shall not relieve the party of its obligation hereunder, unless the failure to so notify such party materially prejudices such party’s ability to defend such Claim.

(b) Following notice by the Claimant to the Notified Party of a Claim, the Notified Party shall be entitled at its cost and expense to contest and defend such Claim by all appropriate legal proceedings; provided, however, that notice of the intention so to contest shall be delivered by the Notified Party to the Claimant within thirty (30) days from the date of receipt by the Notified Party of notice from the Claimant of the assertion of such Claim. Any such contest may be conducted in the name and on behalf of the Notified Party or the Claimant, as may be appropriate. Such contest shall be conducted diligently by reputable counsel employed by the Notified Party, but the Notified Party shall keep the Claimant fully informed with respect to such Claim and the contest thereof and the Claimant shall have the right to engage its own counsel at its own expense. If the Claimant joins in any such contest, the Notified Party shall have full authority, in consultation with the Claimant, to determine all action to be taken with respect thereto provided, however, that in no event shall the Notified Party have authority to agree to any relief other than the payment of money damages by the Claimant unless agreed to by the Claimant. Each party shall bear its own expense of such representation. If any Claim is asserted and the Notified Party fails to contest and defend such Claim within a reasonable period of time, the Claimant may take such action in connection therewith as the Claimant deems necessary or desirable, including retention of counsel, and the Claimant shall be entitled to indemnification of the costs incurred in connection with such defense.

(c) If requested by the Notified Party, the Claimant shall cooperate with the Notified Party and its counsel, including permitting reasonable access to books and records, in contesting any Claim which the Notified Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim on behalf of Claimant or Notified Party, or any cross-complaint against any person, and the Notified Party will reimburse the Claimant for reasonable out-of-pocket costs (but not the cost of employee time expended) incurred by the Claimant in so cooperating.

(d) The Claimant agrees to afford the Notified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the Claimant or conferences with representatives or counsel for such persons. Unless the Notified Party approves in writing the settlement of a Claim, no right to indemnification under Section 9.02 shall be established by such settlement.

10.04 Force Majeure. Delay in performance or non-performance by Manager or SAC shall be excused to the extent such performance is prevented by an Act of God or other event beyond the reasonable control of the nonperforming party.

Section 11. Dispute Resolution.

11.01 Attempts to Resolve. All disputes and differences raised by any party to this Agreement which may arise out of or in connection with or with respect to this Agreement (including but not limited to any rights of indemnification under Section 10 hereof) will be settled as far as possible by means of negotiations between Manager and the SAC Executive Committee. If, any such dispute is not resolved by Manager and the SAC Executive Committee within five (5) business days of commencement of negotiations, then either party may submit the dispute to arbitration in accordance with Section 11.02 of this Agreement for a binding resolution thereof.

11.02 Arbitration. Except as provided in Section 11.05 hereof, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof which cannot be resolved by the parties pursuant to Section 11.01 hereof shall be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement (the “Rules”) as modified in this Article. The arbitration shall be held at a site mutually agreeable to the parties.

There shall be three arbitrators of whom each party shall select one within 15 days following respondent’s receipt of claimant’s notice of arbitration and statement of claim. The two party-appointed arbitrators shall select a third arbitrator to serve as presiding arbitrator within 15 days of the appointment of the second arbitrator. In the event one party fails to appoint an arbitrator within said 15 day period, then the arbitrator that has been selected by the other party shall select a second arbitrator and such arbitrators shall select a third arbitrator to be the presiding arbitrator.

11.03 Claims and Judgments. Within twenty (20) days of the respondent’s receipt of the claimant’s notice of arbitration and statement of claim, the respondent shall serve the claimant with its statement of defense and any counterclaims. Within twenty (20) days of claimant’s receipt of the respondent’s statement of defense and counterclaims, the claimant shall serve its statement of defense to any counterclaims or set-offs asserted by the respondent. The tribunal shall permit and facilitate such prehearing discovery and exchange of documents and information to which the parties in writing agree or which it determines is relevant to the dispute between the parties as is appropriate taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. All discovery shall be completed within forty-five (45) days from the date on which the respondent communicates its statement of defense and counterclaims, if any, to the claimant. The hearing shall be held no later than ninety (90) days following the selection of the presiding arbitrator. Any arbitration award shall be rendered in U.S. dollars, with appropriate interest as determined by the tribunal. Judgment on any award shall be entered in any court having jurisdiction thereof.

11.04 Submission to Jurisdiction. For purposes of disputes arising under this Agreement, the parties hereto submit themselves to the jurisdiction of the state and federal courts located in North and South Carolina with respect to the enforcement of any arbitration award. Each of the parties hereby consents to the service of process by registered mail at its address set forth below and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. The arbitration shall be governed by the Federal Arbitration Act, 9. U.S.C. SS 116, 201-208.

11.05 Right to Additional Remedies. Notwithstanding anything to the contrary in this Article, in the event any intellectual property (including Confidential Information) is used in violation of the terms of this Agreement, each party shall be entitled, in addition to the remedy of arbitration set forth herein, to apply immediately to any court of competent jurisdiction for immediate injunctive relief. Each party hereby submits itself to the jurisdiction of the state and federal courts located in North and South Carolina for any such relief or for the enforcement of any arbitration award against such party.

Section 12. Press Release.

The parties hereto shall attempt to consult with each other, when possible, before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by law.

Section 13. Independent Status of Parties.

Except as specifically provided herein, nothing contained in this Agreement shall be construed to constitute a party as agent for the other party. Except as specifically provided herein, neither party shall have the right to bind the other party, transact any business in the other party’s name or on its behalf in any manner or form, or to make any promises or representations on behalf of the other party.

Section 14. Assignment.

Neither SAC nor Manager shall assign or transfer any right or obligation hereunder whether by operation of law, merger (which, for purposes hereof, shall constitute an assignment) or otherwise without the prior written consent of the other. Any such attempted assignment or transfer in violation of this Section 14 shall be void and without legal effect. Notwithstanding the foregoing, Manager may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary (direct or indirect) of Coca-Cola Bottling Co. Consolidated; provided, however, that (a) Manager shall give SAC written notice of such assignment, (ii) any such assignee shall execute an agreement assuming such duties and obligations and deliver the same to SAC, and (iii) Manager shall deliver to SAC a written unconditional guaranty of the performance of the duties and obligations so assigned and assumed and (b) such rights and obligations shall revert back to Manager at such time as the assignee ceases to be a wholly owned subsidiary of Coca-Cola Bottling Co. Consolidated. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon, the successors and assigns of the parties hereto.

Section 15. Governing Law.

This agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, regardless of any conflicts of laws or rules which would require, the application of the laws of another jurisdiction.

Section 16. Miscellaneous.

16.01 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other Person shall be in writing and delivered personally or by mail or any express mail service to the addresses set forth below.

(a)	If to Manager:

CCBCC Operations, LLC

4115 Coca-Cola Plaza

Charlotte, NC 28211

Attention: Chief Financial Officer

Telecopy Number: (704) 557-4455

With a copy to:

Moore & Van Allen, PLLC

100 North Tryon Street, Suite 4700

Charlotte, NC 28202

Attention: Hal A. Levinson

Telecopy Number: (704) 378-2050

(b)	If to SAC:

South Atlantic Canners, Inc.

601 Cousar Street

Bishopville, South Carolina 29010

Attention: Chairman, Board of Directors

Telecopy Number: (803) 484-5841

16.02 Nonwaiver of Default. Any failure by either party at any time or from time to time to enforce and require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of any such terms and conditions at any future time and shall not permit such party from insisting on the strict keeping and performance of such terms and conditions at any later time.

16.03 Interpretation. Should the provisions of this Agreement require judicial or arbitral interpretation, it is agreed that the judicial or arbitral body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the same, it being agreed that the agents of both parties have participated in the preparation herein equally.

16.04 Partial Invalidity. If any portion of this Agreement is held invalid, illegal or unenforceable and such invalidity, illegality, or unenforceability shall not have a material adverse effect with respect to the transactions contemplated herein taken as a whole, such determination shall not impair the enforceability of the remaining terms and provisions contained herein. In such event, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were limited to the extent whereby such terms would be valid, legal and enforceable. If such limitation is not possible, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were severed and not included herein.

16.05 Amendment or Rescission. This Agreement shall not be modified or rescinded except by a written instrument setting forth such modification or rescission and signed by the parties hereto.

16.06 Duplicate Originals. For the convenience of the parties hereto, this Agreement may be executed in two counterparts, and each such counterpart shall be deemed to be an original instrument and together constitute one and the same Agreement.

16.07 Captions. The captions or headings of the Sections and other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

16.08 Entirety of Agreement. This Agreement constitute the entire agreement between the parties hereto with respect to the, subject matter hereof, and there are no agreements, understandings, covenants, conditions or undertaking, oral or written, expressed or implied, concerning such subject matter that are not merged herein.

16.09 Plurals, Etc. As used herein or in any document which incorporates the terms hereof:

(a) the plural form of the noun shall include the singular and the singular shall include the plural, unless the context requires otherwise;

(b) each of the masculine, neuter and feminine forms of any pronoun shall include all forms unless the context otherwise requires; and

(c) words of inclusion shall not be construed as terms of limitation, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative as the date first written above.

MANAGER;

CCBCC Operations, LLC

By:	/s/ Henry W. Flint

Its:	President

SAC:

South Atlantic Canners, Inc.

By:	/s/ Charles R. Ingram

Its:	Chairman of the Board

EXHIBIT A

Product Age and Quality Standards

All product provided to members of SAC shall meet quality standards established by The Coca-Cola Company or other franchise company for which products are produced.

Unless otherwise provided by the SAC Board, the following products shall not be shipped later than the time periods shown below:

Sugar products in cans or glass	63 days

Diet product in cans or glass	35 days

Two or three liter product (whether diet or sugar)	35 days

20 oz. PET	28 days

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EXHIBIT B

Physical Cases/Units

For purposes of this Agreement, Physical Case/Unit shall consist of the following:

Type of Product	Description of Physical Case/Unit

12 oz. Std. can	18/20/24 can case

16 oz. PET bottle	24 bottle case

10.1 oz. PET bottle	12 bottle case

.5 liter PET bottle	24 bottle case

20 oz. PET bottle	24 bottle case

1 liter PET bottle	12 bottle case

2 liter PET bottle	8 bottle case

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EXHIBIT C

Entity and On Site Expenses

SAC will incur certain specific expenses directly related to the routine operation of the SAC Business at the Facility. These expenses are as follows:

1.	Raw, materials, manufacturing, labor and overhead costs at the Facility.

2.	Payroll and benefit costs for all SAC Employees and Manager Employees at the Facility.

3.	Insurance - Automobile, workers compensation, general liability, product liability, D&O, crime, property, boiler.

4.	Utility costs.

5.	Security.

6.	Telephone.

7.	Manufacturing supplies.

8.	Building repairs.

9.	Employee travel and entertainment, for employees based at the Facility.

10.	Postage.

11.	Garbage removal.

12.	Janitorial maintenance.

13.	Direct rent or lease expense.

14.	Federal, state and local taxes related to the SAC Business and payable by SAC.

15.	Business licenses and entity licenses and fees (i.e., annual report, foreign qualification, franchise fee, etc.) relating to SAC or the SAC Business.

16.	Depository bank service charges.

17.	Other Direct Expense line items designated as such in the Annual Business Plan which are not specifically stated herein.

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EXHIBIT D

Administrative Services Performed by Manager

The following administrative services shall be performed by Manager and included in the Management Fee:

1.	General accounting, billing, collections, accounts payable, payroll, maintenance of fixed asset records, tax accounting and return preparation,

2.	Negotiation of and administration of all financings purchasing of raw materials, administration of benefit plans, acquisition of insurance policies, monitoring compliance with all relevant EPA and OSHA regulations, internal audit of policy compliance, and

3.	Other services now or hereafter provided by Manager at its headquarters at Manager’s Corporate Offices for Manager’s manufacturing operations.

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EXHIBIT E

Miscellaneous Expenses

The following expenses will constitute miscellaneous expenses under this Agreement to the extent included in the Annual Business Plan or otherwise approved by the SAC Board.

1.	Legal fees and external accounting/audit and tax consulting fees and other professional fees related directly to the SAC Business.

2.	Environmental remediation expenses, environmental manager’s out-of-pocket and other environmental personnel services paid by Manager which benefit the SAC Business.

3.	Umbrella insurance paid by Manager, if any, which benefits the SAC Business.

4.	External training costs for SAC Employees and On Site Employees of Manager.

5.	Recruiting expense/placement fees paid to third parties for recruitment of SAC Employees to work at the Facility.

6.	All financing costs including fees, interest, documentation costs, etc., which relate to the SAC Business.

7.	Relocation expenses paid by Manager, if any, which relate to moving employees to the Facility.

8.	Reasonable costs for winding up SAC insurance programs.

9.	Reasonable costs for winding up employee benefit plans for SAC Employees at the Facility (active/retired/disabled).

10.	Any other expense or cost specifically approved by the SAC Board.

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EXHIBIT F

Purchase Agreement Volume Levels

Canned Product	8.0 million cases

Bottled Product	8.0 million cases

Water Product	1.5 million cases

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EXHIBIT G

Insurance Policies and Coverage

Coverage	Carrier	Amount of Coverage
Included in CCBCC’s program

General Liability	ACE American Insurance Company	$2,000,000 Occurrence $5,000,000 General Aggregate-Per Location $500,000 Deductible

Automobile Liability	ACE American Insurance Company	$5,000,000 Ea. Accident $1,000,000 Ded.

Workers’ Compensation	ACE American Insurance Company	$1,000,000 Bodily Injury by Accident $1,000,000 Deductible

Umbrella	ACE Property and Casualty	$25,000,000 Aggregate xs $5,000,000 Primary $25,000,000 Each Incident xs $5,000,000 Primary

Excess Liability	Great American	$50,000,000 xs $25,000,000 Lead Umbrella

	Fireman’s Fund	$25,000,000 xs $75,000,000

	Ohio Casualty	$25,000,000 xs $100,000,000

	American Guarantee/Zurich	$25,000,000 xs $125,000,000

	Navigators Insurance	$25,000,000 xs $150,000,000

	North River Insurance	$25,000,000 xs $175,000,000

	St. Paul Fire & Marine	$25,000,000 xs $200,000,000

	Fireman’s Fund	$23,000,000 xs $225,000,000

Property	Zurich	$300,000,000 Flood $25,000,000 High Hazard Zone x $100,000 Deductible

SAC Specific Program

Travel Accident	Hartford Insurance Company	$100,000,000 Per Person AD&D $500,000 Aggregate

Directors & Officers Liability	Federal Insurance Co. (Chubb)	$5,000,000 Aggregate $50,000 Deductible

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